Exhibit 1.2

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

FORM OF SOLICITING DEALER AGREEMENT

(Soliciting Dealer Name and Address)	Date:_________________

Ladies and Gentlemen:

ICON Securities Corp. (the “Dealer Manager”) has entered into a Dealer Manager Agreement (the “Dealer Manager Agreement”) which is a part hereof and attached hereto, with Lightstone Value Plus Real Estate Investment Trust II, Inc., a Maryland corporation (the “Company”), under which we have agreed to use our best efforts to solicit subscriptions for the shares of Common Stock (the “Shares”) in the Company. The Company is offering to the public an aggregate maximum of up to 30,000,000 Shares at a price of $10 per Share on a “best efforts” basis and up to 2,500,000 Shares issued pursuant to the Distribution Reinvestment Program at a price of $9.50 per Share (the “Offering”). Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Registration Statement (as defined below).

In connection with the performance of our obligations under Section 2 of the Dealer Manager Agreement, we are authorized to retain the services of securities dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) to solicit subscriptions (the “Soliciting Dealers”). You are hereby invited to become a Soliciting Dealer and, as such, to use your best efforts to solicit subscribers for Shares, in accordance with the following terms and conditions of this Soliciting Dealer Agreement (this “Agreement”):

1.           Registration Statement. A registration statement on Form S-11, as amended (SEC File No. 333-177753) (the “Registration Statement”), with respect to the 32,500,000 Shares has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and has become effective. The 32,500,000 Shares and the Offering are more particularly described in the enclosed prospectus, as amended and supplemented (the “Prospectus”), which forms a part of the Registration Statement. Additional copies of the Prospectus will be supplied to you in reasonable quantities upon request. We will also provide you with reasonable quantities of any Approved Sales Literature (as defined below) prepared by the Company in connection with the Offering.

2.           Representations, Warranties and Covenants of Soliciting Dealer. Soliciting Dealer hereby represents, warrants and covenants as of the date hereof and as of the date any Subscription Agreement is forwarded to the Dealer Manager or the Company as follows:

(a)          Soliciting Dealer hereby represents, warrants and covenants that it is (i) a member in good standing of FINRA and (ii) is registered as a securities broker-dealer in those jurisdictions wherein its members, or its associated persons, will offer or sell the Shares. Soliciting Dealer also represents, warrants and covenants that it will only permit members of, or persons associated with, it to offer or sell Shares if such persons are duly registered or licensed to sell direct participation program investments by, and in good standing with, FINRA and those jurisdictions wherein they will offer or sell Shares. Soliciting Dealer hereby certifies that neither it nor any of its associated persons has been subject to a fine, a consent decree or suspension of its or their licenses or registrations within the last three (3) years for violation of federal or State securities rules, laws or regulations. Soliciting Dealer also hereby certifies that it will promptly advise the Dealer Manager of any pending, threatened or current civil or administrative proceedings during the Offering involving alleged violations of such rules, laws or regulations. Soliciting Dealer also hereby certifies that it is qualified in those jurisdictions indicated on Exhibit A attached hereto.

(b)          By signing below and signing each Subscription Agreement (as defined below), Soliciting Dealer hereby acknowledges (and reaffirms, in the latter case) that, prior to entering into this Agreement, Soliciting Dealer satisfied itself that it has reasonable grounds to believe, based upon information and other relevant materials made available to it by the Company, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluation of an investment in the Shares (as is provided in Rule 2310(b)(3)(A), (B) and (C) of the FINRA Conduct Rules). In determining the adequacy of the disclosed facts, Soliciting Dealer shall obtain information on material facts relating at a minimum to the following, if relevant in view of the nature of the Company: (i) items of compensation; (ii) physical properties, if available; (iii) tax aspects; (iv) financial stability and experience of the Company and Lightstone Value Plus REIT II LLC, the Company’s advisor (the “Advisor”); (v) conflicts and risk factors; and (vi) appraisals and other pertinent reports. Notwithstanding the foregoing, each Soliciting Dealer may rely upon the results of an inquiry conducted by another Soliciting Dealer, provided that: (A) such Soliciting Dealer has reasonable grounds to believe that such inquiry was conducted with due care; (B) the results of the inquiry were provided to you with the consent of the Soliciting Dealer conducting or directing the inquiry; and (C) no Soliciting Dealer that participated in the inquiry is an affiliate of the Company. Prior to the sale of the Shares, each Soliciting Dealer shall inform the prospective purchaser of all pertinent facts relating to the liquidity and marketability of the Shares during the term of the investment.

(c)          Soliciting Dealer hereby represents, warrants and covenants that it will (i) deliver a Prospectus, at least five (5) business days prior to the tender of a subscription agreement (the “Subscription Agreement”), to each person who subscribes for the Shares; (ii) comply promptly with the written request of any person for a copy of the Prospectus during the period between the effective date of the Registration Statement and the termination of the Offering; (iii) deliver in accordance with applicable law or as prescribed by any state securities administrator to any person a copy of any prescribed document included within the Registration Statement; (iv) maintain in its files for at least six years, documents disclosing the basis upon which the determination of suitability was reached as to each purchaser of Shares and (v) not purchase any Shares for a discretionary account without obtaining the prior written approval of its customer and his or her signature on the Subscription Agreement.

(d)          Soliciting Dealer hereby represents, warrants and covenants that any solicitations hereunder shall be undertaken only in accordance with the Dealer Manager Agreement, this Agreement, the Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the applicable rules and regulations of the Commission, the blue sky survey notifying you and the Dealer Manager that the Shares are qualified for sale or that such qualification is not required (the “Blue Sky Survey”) and the rules and regulations of FINRA. In offering to sell the Shares to any person, each Soliciting Dealer shall have reasonable grounds to believe (based on such information as the investment objectives, other investments, financial situation and needs of the person or any other information known by you after due inquiry) that: (i) such person is or will be in a financial position appropriate to enable such person to realize to a significant extent the benefits described in the Prospectus, including the tax benefits to the extent they are a significant aspect of the Company, and has a net worth sufficient to sustain the risks inherent in the Company, including loss of investment and lack of liquidity; (ii) the purchase of the Shares is otherwise suitable for such person, and each Soliciting Dealer shall maintain records disclosing the basis upon which each Soliciting Dealer determined the suitability of any persons offered Shares; and (iii) such person meets the investor suitability and minimum investment requirements under the most restrictive of the following: (A) applicable provisions of the Prospectus, (B) the laws of the jurisdiction of which the investor is a resident and (C) FINRA rules and regulations and FINRA Rule 2310, in particular.

(e)          Approved Sales Literature (as defined below) shall, to the extent required, have been submitted to, reviewed by and approved by the appropriate regulatory agencies, and categorized as either (i) “Broker/Dealer Use Only” educational materials, which are, for purposes of this Agreement, materials prepared for or by the Company for the sole purpose of educating Soliciting Dealer in preparation to solicit sales of Shares and shall not be used with members of the general investing public (“B/D Use Only Approved Sales Literature”) or (ii) “Investor” sales materials, which are, for purposes of this Agreement, materials prepared for or by the Company and may be used by Soliciting Dealer with members of the general investing public (“Investor Use Approved Sales Literature” and, together with B/D Use Only Approved Sales Literature, the “Approved Sales Literature”). Soliciting Dealer hereby represents, warrants and covenants that it and its associated persons shall (A) not use any sales materials in connection with the solicitation of purchasers for the Shares except Approved Sales Literature; (B) not use any B/D Use Only Approved Sales Literature with members of the general investing public; and (C) to the extent the Company provides Investor Use Approval Sales Literature, not use such Investor Use Approved Sales Literature unless accompanied or preceded by the Prospectus, as then currently in effect, and as may be supplemented in the future. Soliciting Dealer will not publish, circulate or otherwise use any other advertisement or solicitation material in connection with the Offering without the Dealer Manager’s express prior written approval.

(f)          Soliciting Dealer will not give or provide any information or make any representation other than those contained in the Prospectus. The Soliciting Dealer will not (i) show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Company bearing a legend denoting that it is not to be used in connection with the sale of the Shares to members of the public, including any B/D Use Only Approved Sales Literature; or (ii) show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Company if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction.

(g)          Soliciting Dealer hereby represents, warrants and covenants that it has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA Conduct Rules, rules and regulations promulgated under the Exchange Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, as amended (the “USA PATRIOT Act”), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act,” and together with the USA PATRIOT Act, the “AML Rules”) reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Shares. Soliciting Dealer further represents that it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act, and the Soliciting Dealer hereby covenants to remain in compliance with such requirements and shall, upon request by the Dealer Manager or the Company, provide a certification to the Dealer Manager or the Company that, as of the date of such certification (i) its AML Program is consistent with the AML Rules and (ii) it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act. Upon request by the Dealer Manager at any time, Soliciting Dealer hereby agrees to (i) furnish a written copy of your AML Program to the Dealer Manager for review, and (ii) furnish a copy of the findings and any remedial actions taken in connection with its most recent independent testing of its AML Program.

3.           Compensation. Subject to the terms and conditions set forth herein and in the Dealer Manager Agreement, the Company shall pay to you a selling commission of 7% of the price paid per Share for all Shares sold (except for Special Sales) by you acting as Soliciting Dealer pursuant to this Agreement.

Single Purchasers (as defined below) purchasing more than $250,000 worth of Shares (25,000 Shares) will be entitled to a reduced Share purchase price and a reduction in selling commissions payable in connection with the purchase of such Shares in accordance with the following schedule:

			Purchase price per Share for
Amount of Single			incremental Share in discount	Maximum Commission
Purchaser’s Investment			range	Per Share
$1,000	-	$250,000	$10.00	$0.70
$250,001	-	$500,000	$9.85	$0.55
$500,001	-	$750,000	$9.70	$0.40
$750,001	-	$1,000,000	$9.60	$0.30
$1,000,001	-	$5,000,000	$9.50	$0.20

Any reduction from the amount of selling commissions otherwise payable to you in respect of a purchaser’s subscription will be credited to the purchaser in the form of additional Shares purchased net of commissions. As to sales of Shares which are entitled to the above described volume discounts, only the reduced selling commissions set forth above will be paid.

Selling commissions for purchases of more than $5,000,000 may, in the Company’s sole discretion, be reduced to $0.20 per Share or less. Selling commissions paid will, in all cases, be the same for the same level of sales. In the event of a sale of more than $5,000,000, the Company will supplement the Prospectus in the manner described in the Prospectus under the section “Volume Discounts.”

Certain subscriptions may be combined for the purpose of crediting a purchaser or purchasers with additional Shares for the above described volume discount and for determining commissions reallowable to you so long as all such combined purchases are made through you and approved by the Company. As used herein, the term “Single Purchaser” will include (i) any person or entity, or persons or entities, acquiring Shares as joint purchasers; (ii) all profit-sharing, pension and other retirement trusts maintained by a given corporation, partnership or other entity; (iii) all funds and foundations maintained by a given corporation partnership or other entity; and (iv) all profit-sharing, pension and other retirement trusts and all funds or foundations over which a designated bank or other trustee, person or entity (except an investment adviser registered under the Investment Advisers Act of 1940) exercises discretionary authority with respect to an investment in the Company.

The investor must mark the “Additional Investment” space on the Subscription Agreement Signature Page, and set forth the basis for the discount and identify the orders to be combined in order for subscriptions to be combined. The Company is not responsible for failing to combine subscriptions where the investor fails to mark the “Additional Investment” space.

If the Subscription Agreements for the subscriptions to be combined are submitted at the same time, then the additional Shares to be credited to the purchasers as a result of such combined purchases will be credited on a pro-rata basis. If the Subscription Agreements for the subscriptions to be combined are not submitted at the same time, then any additional Shares to be credited as a result of such combined purchases will be credited to the last component purchase, unless the Company is otherwise directed in writing at the time of such submission; except however, the additional Shares to be credited to any tax-exempt entities whose subscriptions are combined for purposes of the volume discount will be credited only on a pro-rata basis based on the amount of the investment of each tax-exempt entity and their combined purchases.

Certain marketing and due diligence expenses, such as training and education conferences and due diligence costs, only upon receipt of an itemized and detailed invoice, may be advanced to a Soliciting Dealer and later deducted from that Soliciting Dealer’s sales credit. Any sales credit shall be deducted from the maximum marketing contribution, which may otherwise be reallowable to the Soliciting Dealer.

Employees and associates of the Company and its Affiliates, the Advisor, Affiliates of the Advisor, we and the Soliciting Dealers will be permitted to purchase Shares net of sales commissions, and you shall not be entitled to receive any compensation attributable to any such purchase(s).

You will not receive any compensation for sales of Shares under the Company’s Distribution Reinvestment Program.

Your compensation may also be adjusted in the manner set forth in Section 4(g) of the Dealer Manager Agreement.

Notwithstanding the foregoing, it is understood and agreed that no commission shall be payable with respect to particular Shares if the Company rejects a proposed subscriber’s Subscription Agreement, which it may do, for any reason or for no reason. Accordingly, you shall have no authority to issue a confirmation (pursuant to Exchange Act Rule 10b-10) to any subscriber; such authority resides solely in us, as the Dealer Manager and processing broker-dealer.

Volume discounts will not be available to California residents to the extent that such discounts do not comply with the provisions of Rule 260.145.51 adopted pursuant to the California Corporate Securities Law of 1968, which provides that volume discounts can be made available to California residents only in accordance with the following conditions: (i) there can be no variance in the net proceeds to the Company from the sale of the Shares to different purchasers of the same offering; (ii) all purchasers of the Shares must be informed of the availability of quantity discounts; (iii) the same volume discounts must be allowed to all purchasers of Shares which are part of the offering; (iv) the minimum amount of shares as to which volume discounts are allowed cannot be less than $10,000; (v) the variance in the price of the shares must result solely from a different range of commissions, and all discounts must be based on a uniform scale of commissions; and (vi) no discounts are allowed to any group of purchasers. Accordingly, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels based on dollar volume of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of Shares issued.

4.           Subscription Process.

(a)          Payments for Shares shall be made by checks payable to “Lightstone Value Plus REIT II, Inc.” and forwarded together with a copy of the Subscription Agreement, which is attached as Appendix C to the Prospectus, executed by the subscriber and countersigned by a supervisory representative of Soliciting Dealer to:

Regular Mail:	Overnight:

ICON Capital Corp.	ICON Capital Corp.
c/o DST Systems	c/o DST Systems
P.O. Box 219476	430 West 7th Street
Kansas City, Missouri 64121-9476	Kansas City, MO 64105
Tel: (800) 343-3736

(b)          Each Subscription Agreement and related subscription payment shall be forwarded by Soliciting Dealer to ICON Capital Corp. at the address specified above no later than noon of the next business day after receipt of such Subscription Agreement and check (when your internal supervisory procedures are completed at the site at which the Subscription Agreement and check were received by you) or, when your internal supervisory procedures are performed at a different location (the “Final Review Office”), you shall transmit the check and Subscription Agreement to the Final Review Office by the end of the next business day following your receipt of the Subscription Agreement and check. The Final Review Office will, by the end of the next business day following its receipt of the Subscription Agreement and check, forward both the Subscription Agreement and check to us as processing broker-dealer. If any Subscription Agreement solicited by you is rejected by the Company, the Subscription Agreement and check will be forwarded to the Escrow Agent for prompt return to the rejected subscriber.

(c)          All subscriptions are subject to acceptance by and shall become effective upon confirmation by the Company or the Dealer Manager, each of which reserve the right to reject any subscription in its sole discretion for any or no reason. Subscriptions not accompanied by the required instrument of payment for Shares may be rejected. Issuance and delivery of the Shares will be made only after a sale of a Share is deemed by the Company to be completed in accordance with Section 2(b) of the Dealer Manager Agreement. If a subscription is rejected, cancelled or rescinded for any reason, the Soliciting Dealer will promptly return to the Company any selling commissions or dealer manager fees previously paid with respect to such subscription and, if Soliciting Dealer fails to return any such selling commissions, the Dealer Manager shall have the right to offset amounts owed against future commissions or dealer manager fees due and otherwise payable to Soliciting Dealer (it being understood and agreed that such right to offset shall not be in limitation of any other rights or remedies that the Dealer Manager may have in connection with such failure).

5.           Blue Sky Qualification.

(a)          We will inform you as to the jurisdictions in which we have been advised by the Company that the Shares have been qualified for sale or are exempt under the respective securities or “blue sky” laws of such jurisdictions; but we have not assumed and will not assume any obligation or responsibility as to your right to act as a broker and/or dealer with respect to the Shares in any such jurisdiction. You agree that you will not make any offers except in states in which we may advise you that the Offering has been qualified or is exempt and you are qualified to make sales in such states and further agree to ensure that each person to whom you sell Shares (at both the time of the initial purchase as well as at the time of any subsequent purchases) meets any special suitability standards which apply to sales in a particular jurisdiction, as described in the Blue Sky Survey and the Subscription Agreement. Neither we nor the Company assume any obligation or responsibility in respect of the qualification of the Shares covered by the Prospectus under the laws of any jurisdiction or your qualification to act as a broker and/or dealer with respect to the Shares in any jurisdiction. The Blue Sky Survey which has been or will be furnished to you indicates the jurisdictions in which it is believed that the offer and sale of Shares covered by the Prospectus is exempt from, or requires action under, the applicable blue sky or securities laws thereof, and what action, if any, has been taken with respect thereto.

(b)          It is understood and agreed that under no circumstances will you, as a Soliciting Dealer, engage in any activities hereunder in any jurisdiction in which you may not lawfully so engage or engage in any activities in any jurisdiction with respect to the Shares in which you may lawfully so engage unless you have complied with the provisions hereof.

6.           Dealer Manager’s Authority. Dealer Manager shall have full authority to take such action as it may deem advisable with respect to all matters pertaining to the Offering or arising thereunder. Dealer Manager shall not be under any liability (except for (i) its own lack of good faith and (ii) for obligations expressly assumed by it hereunder) for or in respect of the validity or value of or title to, the Shares; the form of, or the statements contained in, or the validity of, the Registration Statement, the Prospectus or any amendment or supplement thereto, or any other instrument executed by the Advisor, the Company or by others; the form or validity of the Dealer Manager Agreement or this Agreement; the delivery of the Shares; the performance by the Advisor, the Company or by others of any agreement on its or their part; the qualification of the Shares for sale under the laws of any jurisdiction; or any matter in connection with any of the foregoing; provided, however, that nothing in this paragraph shall be deemed to relieve the Company or the undersigned from any liability imposed by the Act. No obligations on the part of the Company or the undersigned shall be implied or inferred herefrom.

7.           Indemnification.

(a)          Pursuant to Section 7 of the Dealer Manager Agreement, the Company has agreed to indemnify Soliciting Dealer and the Dealer Manager and each person, if any, who controls Soliciting Dealer or the Dealer Manager, in certain instances and against certain liabilities, including liabilities under the Act in certain circumstances. Soliciting Dealer hereby agrees to indemnify the Company and each person who controls it as provided in Section 7 of the Dealer Manager Agreement and to indemnify the Dealer Manager to the extent and in the manner that Soliciting Dealer agrees to indemnify the Company in Section 7 of the Dealer Manager Agreement.

(b)          In furtherance of, and not in limitation of the foregoing, Soliciting Dealer will indemnify, defend and hold harmless the Dealer Manager, and the Company, and their respective officers, directors, employees, members, partners, affiliates, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and each person who is named in or who has signed the Registration Statement (“Indemnified Parties”), from and against any losses, claims, damages or liabilities to which any of the Indemnified Parties, may become subject, under the Act or the Exchange Act, or otherwise, insofar as such losses, claims and expenses (including the reasonable legal and other expenses incurred in investigating and defending any such claims or liabilities), damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) in whole or in part, any material inaccuracy in the representations or warranties contained in this Agreement or any material breach of a covenant contained herein by Soliciting Dealer, or (ii) any untrue statement or any alleged untrue statement of a material fact contained (A) in any Registration Statement or any post-effective amendment thereto or in the Prospectus or any amendment or supplement to the Prospectus, or (B) in any Approved Sales Literature, or (C) any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof, or (iii) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereof to make the statements therein not misleading or the omission or alleged omission to state a material fact required to be stated in the Prospectus or any amendment or supplement to the Prospectus to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that in each case described in clauses (ii) and (iii) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by Soliciting Dealer specifically for use with reference to Soliciting Dealer in the preparation of the Registration Statement or any such post-effective amendments thereof or the Prospectus or any such amendment thereof or supplement thereto, (iv) any use of sales literature by Soliciting Dealer that is not Approved Sales Literature; (v) any unapproved use of Approved Sales Literature; (vi) any use of B/D Use Only Approved Sales Literature with members of the general investing public, (vii) any untrue statement made by Soliciting Dealer or Soliciting Dealer’s representatives or agents or omission by Soliciting Dealer or Soliciting Dealer’s representatives or agents to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares in each case, other than statements or omissions made in conformity with the Registration Statement, Prospectus, Approved Sales Literature or any other materials or information furnished by or on behalf of the Company, or (viii) any failure by Soliciting Dealer to comply with applicable laws governing money laundering abatement and anti-terrorist financing efforts in connection with the Offering, including applicable FINRA Rules, Exchange Act Rules and Regulations and the PATRIOT Act.  Soliciting Dealer will reimburse the Indemnified Parties for any reasonable legal or other expenses incurred in connection with investigation or defense of such loss, claim, damage, liability or action.  This indemnification will be in addition to any liability that Soliciting Dealer may otherwise have.

(c)          Promptly after receipt by any Indemnified Party under this Section 7 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, promptly notify the indemnifying party of the commencement thereof; provided, however, the failure to give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been prejudiced by such failure. In case any such action is brought against any Indemnified Party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses incurred by such Indemnified Party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of, and unconditional release of all liabilities from, the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such Indemnified Party on account of any settlement of any claim or action effected without the consent of such indemnifying party, such consent not to be unreasonably withheld or delayed.

(d)          An indemnifying party under this Section 7 shall be obligated to reimburse an Indemnified Party for reasonable legal and other expenses as follows: the indemnifying party shall pay all legal fees and expenses reasonably incurred by the Indemnified Party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one Indemnified Party. If such claims or actions are alleged or brought against more than one Indemnified Party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm (in addition to local counsel) that has been participating by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an Indemnified Party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

8.           The Company as Party to this Agreement. The Company shall be a third party beneficiary of Soliciting Dealer’s representations, warranties, covenants and agreements contained in Sections 2, 4 and 7. The Company shall have all enforcement rights in law and in equity with respect to those portions of this Agreement as to which it is a third party beneficiary.

9.           Termination. This Agreement, except for the provisions of Sections 6 and 7 hereof, may be terminated at any time by either party hereto by ten (10) days prior written notice to the other party.

10.         Miscellaneous.

(a)          Soliciting Dealer hereby authorizes and ratifies the execution and delivery of the Dealer Manager Agreement by the Dealer Manager as Dealer Manager for itself and on behalf of all Soliciting Dealers (including Soliciting Dealer party hereto) and authorizes the Dealer Manager to agree to any variation of its terms or provisions and to execute and deliver any amendment, modification or supplement thereto. Soliciting Dealer hereby agrees to be bound by all provisions of the Dealer Manager Agreement relating to Soliciting Dealers. Soliciting Dealer also authorizes the Dealer Manager to exercise, in the Dealer Manager’s discretion, all the authority or discretion now or hereafter vested in the Dealer Manager by the provisions of the Dealer Manager Agreement and to take all such actions as the Dealer Manager may believe desirable in order to carry out the provisions of the Dealer Manager Agreement and of this Agreement.

(b)          Nothing contained in this Agreement shall be deemed or construed to make Soliciting Dealer an employee, agent, representative or partner of the Dealer Manager or the Company, and Soliciting Dealer is not authorized to act for the Dealer Manager or the Company.

(c)          Any communications from Soliciting Dealer should be in writing addressed to the Dealer Manager at:

ICON Securities Corp.

3 Park Avenue, 36th Floor

New York, New York  10016

Facsimile No.: 212-418-4739

Attention:  President

Any notice from the Dealer Manager to Soliciting Dealer shall be deemed to have been duly given if mailed, communicated by electronic delivery or facsimile or delivered by overnight courier to Soliciting Dealer at Soliciting Dealer’s address shown below.

(d)          Nothing herein contained shall constitute the Dealer Manger, Soliciting Dealer, the other Soliciting Dealers or any of them as an association, partnership, limited liability company, unincorporated business or other separate entity.

(f)          The Company may authorize the Transfer Agent to provide information to the Dealer Manager and Soliciting Dealer regarding record holder information about the clients of Soliciting Dealer who have invested with the Company on an on-going basis for so long as Soliciting Dealer has a relationship with such client.  Soliciting Dealer shall not disclose any password for a restricted website or portion of a website provided to Soliciting Dealer in connection with the Offering and shall not disclose to any person, other than an officer, director, employee or agent of Soliciting Dealer, any material downloaded from such restricted website or portion of a restricted website.

(g)          Soliciting Dealer shall have no right to assign this Agreement or any of its rights hereunder or to delegate any of its obligations without the prior written consent of the Dealer Manager.  Any purported assignment or delegation by Soliciting Dealer shall be null and void.  The Dealer Manager shall have the right to assign any or all of its rights and obligations under this Agreement by written notice, and Soliciting Dealer shall be deemed to have consented to such assignment by execution hereof.  Dealer Manager shall provide written notice of any such assignment to Soliciting Dealer.

(h)          This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

(i)          The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(j)          The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

(k)          This Agreement shall inure to the benefit of, and shall be binding upon, the Dealer Manager, the Company, the Soliciting Dealer and their respective successors, legal representatives and assigns, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of, or by virtue of, this Agreement or any provision herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person.

(l)          This Agreement is being delivered in the State of New York and shall be construed and enforced in accordance with and governed by the laws of such State without reference to its choice of law provisions.

If the foregoing is in accordance with your understanding and agreement, please sign and return the attached duplicate of this Agreement. Your indicated acceptance thereof shall constitute a binding agreement between you and us.

[Signature page follows.]

Very truly yours,

ICON SECURITIES CORP.

By:
Name:	Derek O’Leary
Title:	President

Dated: ____________

We confirm our agreement to act as a Soliciting Dealer pursuant to all the terms and conditions of the above Soliciting Dealer Agreement and the attached Dealer Manager Agreement. We hereby represent that we will comply with the applicable requirements of the Act and the Exchange Act and the published Rules and Regulations of the Commission thereunder, and applicable blue sky or other state securities laws. We confirm that we are a member in good standing of FINRA. We hereby represent that we will comply with the Rules of FINRA and all rules and regulations promulgated by FINRA.

Dated: ____________

Name of Soliciting Dealer

Federal Identification Number

By:
Authorized Signatory

Print Name and Title

Email Address

Kindly have checks representing commissions forwarded as follows (if different than above): (Please type or print)

Name of Firm:

Address:
Street

City

State and Zip Code

(Area Code) Telephone Number

Attention:

EXHIBIT A